Option No.: _______

THE KEYW HOLDING CORPORATION
2013 STOCK INCENTIVE PLAN
INCENTIVE STOCK OPTION AGREEMENT
The KEYW Holding Corporation, a Maryland corporation (the “Company”), hereby grants an option to purchase shares of its common stock (the “Stock”) to the optionee named below. The terms and conditions of the option are set forth in this cover sheet, in the attachment and in the Company's 2013 Stock Incentive Plan (the “Plan”).
Date of Award: __________________
Name of Optionee:
Optionee's Identification Number:
Number of Shares Covered by Option: ______________
Exercise Price per Share: $_____.___
Vesting Commencement Date: _________________
Expiration Date:
Vesting Schedule:
By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Optionee:
(Signature)

Company:
(Signature)

Title:
Attachment
This is not a stock certificate or a negotiable instrument

THE KEYW HOLDING CORPORATION
2013 STOCK INCENTIVE PLAN
INCENTIVE STOCK OPTION AGREEMENT

Incentive Stock Option
This option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly. If you cease to be an employee of the Company, its parent or a subsidiary ("Employee") but continue to provide Service, this option will be deemed a nonstatutory stock option three months after you cease to be an Employee. In addition, to the extent that all or part of this option exceeds the $100,000 rule of section 422(d) of the Internal Revenue Code, this option or the lesser excess part will be deemed to be a nonstatutory stock option.

Vesting
This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares (not less than 100 shares unless the number of shares purchased is the total number available for purchase under the option), by following the procedures set forth in the Plan and below in this Agreement.
Your right to purchase shares of Stock under this option vests as to equal                installments of the total number of shares covered by this option, as shown on the cover sheet under vesting schedule provided you then continue in Service.
Except as provided below, no additional shares of Stock will vest after your Service has terminated for any reason.

Term
Your option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier (but never later) if your Service terminates, as described below. [NOTE: If Grantee is a 10% stockholder, the term can't be longer than 5 years.]

Regular Termination	If your Service terminates for any reason, other than death, Disability or Cause, then your option will expire on your Termination Date.
Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option and the option shall immediately expire.
Death
If your Service terminates because of your death, then your option will be fully vested and exercisable and will expire at the close of business at Company headquarters on the date six (6) months after the date of death. During that six month period, your estate or heirs may exercise the vested portion of your option.

Disability
If your Service terminates because of your Disability, then your option will be fully vested and exercisable and will expire at the close of business at Company headquarters on the date six (6) months after your termination date.

Leave of Absence
For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.
The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise
When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase (in a parcel of at least 100 shares generally). Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse's names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.
If someone else wants to exercise this option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

Form of Payment
When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:
* Cash, your personal check, a cashier's check, a money order or another cash equivalent acceptable to the Company.
* Shares of Stock withheld by the Company from the shares of Stock otherwise to be received, with such withheld shares having an aggregate Fair Market Value on the date of exercise equal to the aggregate option price.
* Shares of Stock which have already been owned by you and which are surrendered to the Company. The Fair Market Value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.
* To the extent a public market for the Stock exists as determined by the Company, by delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price.

Withholding Taxes
You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of shares of Stock acquired under this option. Any of the methods described under “Form of Payment” will be considered acceptable arrangements for paying such taxes.

Transfer of Option
During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.
Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse's interest in your option in any other way.

Market Stand-off Agreement
In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company's initial public offering, you agree not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any shares of Stock without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or the underwriters (not to exceed 180 days in length).

Non-Solicitation, Non-Interference
In consideration of (i) the grant of the option under this Agreement, and (ii) your continued employment with the Company, its parent, or a subsidiary of the Company or its parent (each a “Covered Party”), you hereby agree to the following:
During the period of your employment with the Company or another Covered Party and for a period ending six (6) months following the termination of your employment, for any reason, with a Covered Party, except with the prior written consent of the Company, you will not:
Directly or indirectly recruit or solicit any employee of a Covered Party or any person who was employed by a Covered Party within the six-month period prior to the termination of your employment (each a “Covered Employee”) for employment or for retention as a consultant or service provider;
Directly or indirectly hire or participate in the process of hiring any Covered Employee, or provide names or other information about any Covered Employees to any person or business under circumstances which could lead to the use of that information for purposes of recruiting or hiring (provided, that this restriction does not apply to any Covered Employee who responds to any general solicitation (such as an advertisement) in media of general circulation);
Solicit or induce, or in any manner attempt to solicit or induce, any Customer (as defined Below), to (1) cease being a customer of or to not become a customer of Covered Party, (2) divert any business of such Customer from a Covered Party, (3) reduce the amount of business that such Customer conducts or intends to conduct with any Covered Party; or (4) otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship between a Covered Party and any of its customers or clients, suppliers, consultants, or employees;
Participate in competition for the award of or perform services in connection with (1) any contract, task order or program for which a Covered Party is competing, or (2) any contract, task order or program that would replace, supersede, succeed, reduce or diminish any Covered Party's work under a contract, task order or program;
Make false or disparaging statements regarding any Covered Party, or any of Covered Party's respective officers, directors, shareholders, employees or affiliates in matters relating to a Covered Party or its business.
For purposes of this Agreement a “Customer” means any client or customer of the Company at the time of the termination of your employment or any prospective customer to which the Company has made or intends to make a proposal at such time, and includes in addition to any party with whom a Covered Party has a contract, the specific program office or directorate of a federal government department or agency to which products or services are ultimately provided under a contract to which a Covered Party is a party.

Retention Rights
Neither your option nor this Agreement give you the right to be retained by the Company (or any Parent, Subsidiaries or Affiliates) in any capacity. The Company (and any Parent, Subsidiaries or Affiliates) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights
You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option's shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Adjustments
In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this option and the option price per share shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan
The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

Data Privacy
In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.
By accepting this grant, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company's annual report (to the extent required) to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact Kim DeChello to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.